Exhibit 99.1

InfuSystem Announces Agreement With Investor Group Regarding 2012 Annual Meeting of Stockholders

InfuSystem Appoints Five New Directors to Board

Dilip Singh Named Interim CEO

MADISON HEIGHTS, Mich., April 24, 2012 /PRNewswire/ — InfuSystem Holdings, Inc. (NYSE Amex: INFU) (the “Company”), the leading national provider of infusion pumps and related services, today announced that it has reached an agreement with Global Undervalued Securities Master Fund, LP, Meson Capital Partners, Boston Avenue Capital and certain of their affiliates, resulting in changes to InfuSystem’s Board of Directors and leadership. Together, those investors beneficially own approximately 11.4% of the Company’s outstanding shares.

Under the terms of the agreement, Dilip Singh, John Climaco, Charles Gillman, Ryan Morris, and Joseph Whitters have been appointed to the InfuSystem Board of Directors, effective immediately. Current InfuSystem Directors David Dreyer, Chairman of the Audit Committee, and Wayne Yetter, Chairman of the Nominating and Corporate Governance Committee, will remain on the Board and continue in their current roles.

“We are optimistic about InfuSystem’s prospects and believe that the Company has exciting opportunities ahead,” Mr. Yetter said. “We appreciate the dialogue we have had with our stockholders and look forward to working collaboratively with the new directors to continue advancing InfuSystem’s position as a significant leader in the infusion and pre-owned medical equipment markets.”

Mr. Yetter continued, “We thank the outgoing directors Sean, Jean-Pierre, Pat, John and Tim for their contributions, leadership and years of service to InfuSystem. Their insight and experience have been valuable to the Company, and we wish them the best in their future endeavors.”

With the changes announced today, InfuSystem’s Board will be comprised of seven directors, all of whom will stand for election at InfuSystem’s 2012 Annual Meeting of Stockholders. In connection with the agreement, Global Undervalued Securities Master Fund, LP, Meson Capital Partners, Boston Avenue Capital and their affiliates have all withdrawn their request to call a special meeting.

“As stockholders, we are all extremely pleased with this outcome and appreciate the level of engagement from the Board to help us accomplish this end,” said Ryan Morris, Managing Member of Meson Capital Partners. “We look forward to working diligently with our fellow Board members to enhance value for all stockholders and helping InfuSystem reach the next level of success.”

InfuSystem also announced that Mr. Singh, former Chief Executive Officer and a Director of MRV Communications and former Chief Executive Officer of Telia-Sonera Spice Nepal, has been appointed Interim Chief Executive Officer, effective immediately. Mr. Singh succeeds Sean McDevitt, who left the Company to pursue other interests.

“We are pleased to have someone of Dilip Singh’s stature to serve as Interim CEO,” Mr. Dreyer said. “Dilip has nearly 40 years of operational, executive management and board experience with global Fortune 500 companies and a proven record of overseeing profitable growth in rapidly emerging sectors.”

The complete settlement agreement announced today will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the SEC.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE Amex under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the company’s publicly filed documents.